Exhibit 99.2

Company Contact:

Investor Contact:

Agency Contact:

David Snyder

Stephen Bassett

Heather Smith

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Loomis Group

Tel:+1 (978) 787 4273

Tel:+1 (978) 787 4000

Tel:+1 (617) 309 8005

Fax:+1 (978) 787 4275

Fax:+1 (978) 787 9133

Fax:+1 (617) 638 0033

david.snyder@axcelis.com	investor.relations@axcelis.com	smithh@loomisgroup.com

Axcelis Technologies Board of Directors Determines Revised Unsolicited Proposal by

Sumitomo Heavy Industries Undervalues Axcelis and is Not in the Best Interests of Axcelis

and its Shareholders

BEVERLY, Mass. — (Prime Newswire) — March 17, 2008 — Axcelis Technologies, Inc.(Nasdaq: ACLS) today reported that its Board of Directors has unanimously rejected the unsolicited proposal by Sumitomo Heavy Industries, Ltd. (SHI) (TSE: 6302) and its private equity partner, TPG, to acquire all Axcelis common stock for $6.00 per share. The Axcelis Board, after carefully evaluating the offer with its financial and legal advisors, determined the proposal undervalues Axcelis and is not in the best interests of Axcelis and its shareholders. Axcelis’ Board is determined to do what is best for the Company and its shareholders and is committed to pursuing all initiatives to achieve this goal and to best position Axcelis to capitalize on its strengths and realize its business potential.

Mary G. Puma, Chairman and Chief Executive Officer stated, “SHI’s $6.00 unsolicited proposal undervalues the Company based on the intrinsic value of the business in light of the Company’s product portfolio and global market reach. The Board of Directors’ decision is supported by extensive valuation analyses and by our trading prices over the last year.  Although Axcelis’ recent trading prices, along with others’ in the industry, have been depressed, the Board believes the Company is well positioned for the future and worth more than $6.00 per share.”

Stephen R. Hardis, Lead Director of Axcelis’ Board of Directors, commented, “While Axcelis and the Board recognize that Axcelis’ financial performance has been adversely affected by the delay of Optima HD products to market, among other factors, we are confident about the Company’s future. Given our robust product pipeline and Axcelis’ customers’ favorable reaction to Optima HD products, the Board believes that Axcelis shareholders are in a strong position to benefit as Axcelis realizes its business potential.”

In rejecting the SHI proposal, the Board specifically cited its view that:

•                  Axcelis has a clear opportunity to regain high current implant market share. Optima HD products are demonstrating in head to head manufacturing that they are more productive than competitive systems. The upside of these new products is just beginning to be realized. Axcelis is recognizing revenues from Optima HD products for the first time in the first quarter of 2008.  Even modest gains in market share will result in significant improvement to Axcelis’ financial performance. Historically, market share in ion implantation has shifted dramatically based on changes in manufacturing processes, chip technology advances and semiconductor equipment competitive portfolios. In fact, Axcelis and its leading competitor have traded the number one spot four times since 1990. Customers are making it clear that Axcelis is well positioned both technically and commercially. SHI’s proposal does not take into account even modest market share gains.

•                  As a 50% owner of SEN (the joint venture between Axcelis and SHI), SHI uniquely understands the significant commercial and operational synergies that could result from a combination of Axcelis and SEN. There are meaningful financial and operational synergies to be realized in a “one company” strategy. Axcelis shareholders should participate in the value of those synergies. SHI’s proposal fails to reflect the value of the benefits of SHI’s gaining full ownership of SEN.

Axcelis also noted that SHI has not accurately portrayed Axcelis’ willingness to hold discussions with SHI. Axcelis’ CEO, Mary Puma, and other members of Axcelis’ senior management team meet regularly with SHI representatives to discuss how to optimize the value of SEN. In fact, these meetings have occurred seven times since SHI first expressed an interest in acquiring Axcelis in July 2006. Notably, in November 2006, Axcelis offered, subject to SHI’s agreeing to sign a customary nondisclosure agreement, to meet and provide SHI with confidential information that would further demonstrate Axcelis’ market opportunity. SHI never responded to Axcelis’ invitation. Conversations between Axcelis and SHI were restarted in March 2007 but, after meetings in November 2007, representatives of SHI declined to attend further meetings offered by Axcelis.

Ms. Puma stated, “In all of our meetings, Axcelis management has worked to optimize the value of SEN, an important Axcelis asset, while keeping the Axcelis shareholders’ interest at the forefront. Axcelis management, with the agreement of the Board, has vigorously pursued numerous ways to enable Axcelis and SEN to become a single company through operational agreements or an equity transfer. It has been clear for a number of years that substantial cost savings and significant synergies could be realized in such a transaction.”

Despite these concerns and the rejection of SHI’s proposal of $6.00 per share, Axcelis remains ready to meet again with SHI on a private basis to determine if there is a mutually beneficial transaction to resolve the joint venture relationship for both Axcelis shareholders and SHI.  Axcelis expects that any discussions with SHI, if they occur, would be on a confidential basis and would explore all alternatives to the current situation.

Goldman, Sachs & Co. is acting as financial advisor and Wachtell, Lipton, Rosen & Katz and Edwards Angell Palmer & Dodge LLP are acting as legal advisors to Axcelis.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. Axcelis also licenses its 50% owned joint venture, SEN Corporation, an SHI and Axcelis Company, to manufacture and sell certain implant products in Japan. The company’s Internet address is: www.axcelis.com.